Exhibit 10(c)1

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (hereinafter referred to as the “Agreement”) is entered into by RONNIE R. LABRATO (“Employee”) and GEORGIA POWER COMPANY (the “Company”) and arises out of Employee's separation from service. In consideration of the material promises contained herein, the parties agree as follows:

1.	SEPARATION FROM SERVICE.
Employee shall separate from service from the Company, or any of its affiliates, effective March 31, 2013 (the “Separation Date”). As of the Separation Date, Employee has no further privileges, duties or obligations to the Company or its affiliates (collectively, the “Southern Entities”) except as specifically provided herein.

2.	ELIGIBILITY FOR AND AMOUNT OF SEPARATION PAYMENT.
Except as provided in Section 8 hereof, in the event Employee (a) executes the Agreement, (b) separates from service as of the Separation Date, (c) executes the Release Agreement attached hereto as Exhibit 1 (“Release”) on no earlier than the Separation Date and no later than April 5, 2013 and (d) allows the Release to become effective, the Company will provide Employee a “Separation Payment.” The Separation Payment shall be equal to EIGHT HUNDRED FOURTEEN THOUSAND TWO HUNDRED TWENTY NINE AND 00/100 DOLLARS ($814,229) less any amounts that must be withheld under applicable laws and regulations. The Separation Payment will be paid in a lump sum following the effective date of the Release, but not later than April 30, 2013.
Employee covenants and agrees that the consideration set forth in this Section 2 is in full satisfaction of all sums owed to Employee, if any, by the Company and the other Southern Entities, upon Employee's separation from service, except for any benefits accrued as of Employee's Separation Date under any Company-sponsored compensation or benefit plan or program, and constitutes good and complete consideration for the Release, the non-disclosure and non-interference obligations under Section 5 hereof and all other obligations and covenants of Employee contained herein, including, but not limited to, Section 4. Employee agrees that the Agreement provides him valuable benefits to which he would not otherwise be entitled.

3.	PUBLICITY; NO DISPARAGING STATEMENT.
Except as otherwise provided in Section 9 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

4.	NO EMPLOYMENT.
Employee agrees that he shall not seek re-employment as an employee, temporary employee, leased employee or independent contractor with any of the Southern Entities, for a period of two (2) years following the execution of the Agreement. Further, neither the Company nor any of the other Southern Entities shall rehire Employee as an employee, temporary employee, leased employee or independent contractor for a period of two (2) years following

Employee's execution of the Agreement, unless an exceptional business reason exists for rehiring Employee and a committee, comprised of (a) the senior Human Resources officer, Southern Company and (b) the Executive Vice President and General Counsel, Southern Company, approves such rehiring.

5.	BUSINESS PROTECTION PROVISIONS.

(a)	Preamble.
As a material inducement to the Company to enter into the Agreement, and the recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company or other Southern Entity, Employee warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 5.

(b)	Definitions.
For purposes of this Section 5, the following terms shall have the following meanings:

(i)
“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Entity (as defined below) engaged wholly or in material part in the business that the Company is engaged in whereby Employee is required to or does perform services on behalf of or for the benefit of such Entity which are substantially similar to the services Employee participated in or directed while employed by the Company or any other Southern Entity during the last two years prior to the Separation Date.

(ii)
“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or any of the other Southern Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities. Confidential Information also shall include: (A) any items that any of the Southern Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; and (B) all non-public information known by or in the possession of Employee related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies.

(iii)
“Entity” or “Entities” shall mean any person, business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)	“Material Contact” shall mean the contact between Employee and each customer or potential customer:

(a)	With whom or with which Employee dealt on behalf of the Southern Entities;

(b)	Whose dealings with the Southern Entities were coordinated or supervised by Employee;

(c)	About whom Employee obtained confidential information in the ordinary course of business as a result of Employee's association with the Southern Entities; or

(d)
Who receives products or services authorized by the Southern Entities, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within two (2) years prior to the Separation Date.

(v)	“Territory” shall mean the states of Alabama, Florida, Georgia and Mississippi.

(vi)
“Trade Secrets” shall mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee agrees that Trade Secrets include non-public information related to the rate making process of the Southern Entities and any other information which is defined as a “trade secret” under applicable law.

(vii)
“Work Product” shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques and processes relating to the Southern Entities that were conceived, discovered, created, written, revised or developed by Employee during the term of his employment with the Company or other Southern Entity.

(c)	Nondisclosure: Ownership of Proprietary Property.

(i)
In recognition of the need of the Southern Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Employee hereby covenants and agrees that Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the applicable Southern Entity and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party Entity for any purpose other than in accordance with the Agreement or as required by applicable law: (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for a period of three (3) years following the Separation Date (hereafter the “Restricted Period”).

(ii)
Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company of other Southern Entity, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(iii)
All Work Product shall be owned exclusively by the Company or applicable Southern Entity. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), Trade Secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

(d)	Non-Interference with Employees.
Employee covenants and agrees that during the Restricted Period he will not, either directly or indirectly, alone or in conjunction with any Entity: (i) actively recruit, solicit, attempt to solicit or induce any person who, during such Restricted Period, or within one year prior to the Separation Date, was an exempt employee of the Company or any of its subsidiaries, or was an officer of any of the other Southern Entities, to leave or cease such employment for any reason whatsoever; or (ii) hire or engage the services of any such person described in Section 6(d)(i) in any business substantially similar or competitive with that in which the Southern Entities were engaged during his employment.

(e)	Non-Interference with Customers.

(i)
Employee acknowledges that in the course of employment, he has learned about the Company's business, services, materials, programs, plans, processes and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its business, services, materials, programs, plans, processes, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee regarding the Company's business concepts, services, materials, ideas, programs, plans and processes, products and marketing techniques, so as not to aid the Southern Entities' competitors. Accordingly, the parties agree that the Company is entitled to the following protection, which Employee agrees is reasonable:

(ii)
Employee covenants and agrees that for a period of two (2) years following the Separation Date, he will not, on his own behalf or on behalf of any Entity, solicit, direct, appropriate, call upon or initiate communication or other Material Contact with any Entity or any representative of any Entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by the Southern Entities during the period of two (2) years immediately preceding the date of Employee's Separation Date. The restrictions set forth in this Section shall apply only to Entities with whom Employee had actual contact during the two (2) years prior to Employee's Separation Date with a view toward the sale or providing of any product, equipment or service sold, provided or under development by the Company or other Southern Entity.

(f)	Non-Interference with Business.

(i)
Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this entire Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Southern Entities given: (A) the business of the Southern Entities; (B) the competitive nature of the Southern Entities' industry and (C) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of the Agreement.

(ii)
Employee covenants and agrees to not obtain or work in a Competitive Position within the Territory for a period of two (2) years from the Separation Date, except as expressly approved by the Chief Executive Officer of Southern Company.

(g)    Reasonableness of Restrictions
Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Southern Entities given: (A) the business of the Southern Entities; (B) the competitive nature of the Southern Entities' industry and (C) Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of the Agreement.

6.	RETURN OF MATERIALS.
By no later than the Separation Date, Employee agrees to return to the Company all property of the Southern Entities, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, pagers, telephones, files and any and all written or descriptive materials of any kind belonging or relating to the Southern Entities, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Employee's possession or control.

7.	COOPERATION.
The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Southern Entities to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter “Company Matters”). Upon request of the Company, and at any point following Employee's separation from service, Employee will make himself available to the Company or any other Southern Entity for reasonable periods not inconsistent with his future employment, if any, by other Entities and will cooperate with the Company's or any other Southern Entity's agents and attorneys as reasonably required by such Company Matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

8.	SEPARATION FROM SERVICE FOR CAUSE.
In the event of Employee's separation from service for Cause, solely as determined by the Company, on or before the Separation Date, Employee shall forfeit the entire Separation Payment provided in Section 2 and the Company shall have no further obligations with respect to the payment of the Separation Payment or any amount under the Agreement, including amounts under the Consulting Agreement. As used in the Agreement, the term “Cause” shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment with the Company; the final conviction of a felony or misdemeanor involving moral turpitude; the carrying out of any activity or the making of any statement which would prejudice the good name and standing of any of the Southern Entities or would bring any of the Southern Entities into contempt, ridicule or would reasonably shock or offend any community in which any of the Southern Entities is located; a material breach of the fiduciary obligations owed by an employee to any of the Southern Entities or Employee's unsatisfactory performance of the duties and services required by his employment.

9.	CONFIDENTIALITY AND LEGAL PROCESS.
Employee represents and agrees that he will keep the terms, amount and fact of the Agreement confidential and that he will not hereafter disclose any information concerning the Agreement at any time, without the express written consent of the Company, to anyone, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any other Southern Entity. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from disclosing or discussing the Agreement with his spouse, attorney, tax advisor, accountant or financial planner, who must be informed of and agree to be bound by the confidentiality provision set forth in this Section before Employee discloses any information to them about the Agreement. In addition, nothing in the Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. The Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

10.	COMPENSATION.
Any Separation Payment paid to Employee under the Agreement shall not be considered “compensation,” as the term is defined in The Southern Company Employee Savings Plan or The Southern Company Pension Plan nor shall it be considered wages, salary or compensation under any other employee benefit plan of the Company or any other Southern Entity.

11.	SUCCESSORS AND ASSIGNS; APPLICABLE LAW.
The Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of the Company and its officers, directors, employees, agents, shareholders, parent corporation, subsidiaries and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. The Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia (without giving effect to principles of conflicts of laws); to the extent such laws are not otherwise superseded by the laws of the United States.

12.	INTERPRETATION.
The judicial body interpreting the Agreement shall not construe the terms of the Agreement more strictly against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.

13.	WAIVER OF BREACH; SPECIFIC PERFORMANCE.
The waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to the Agreement will be entitled to enforce its or his rights under the Agreement, specifically, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights existing in its or his favor.
The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of the Agreement.

14.	SEVERABILITY.
The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. If any of the provisions of the Agreement are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed. Employee acknowledges and agrees that the covenants and agreements contained in the Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Employee against the Company, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.

15.	COMPLETE AGREEMENT.
The Agreement shall constitute the full and complete agreement between the parties concerning its subject matter and fully supersedes any and all other prior agreements or understandings between the parties concerning the subject matter hereof. The Agreement may not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

16.	NO ADMISSION OF LIABILITY.
The Agreement shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another. Each party specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

17.	NOTICES.
All notices required, necessary or desired to be given pursuant to the Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Employee:	If to the Company:

Ronnie R. Labrato 550 Glen Manor Court Sandy Springs, GA 30328	Leonard Owens Vice President Georgia Power Company 241 Ralph McGill Boulevard Atlanta, GA 30308

IN WITNESS WHEREOF, the undersigned have signed and executed the Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of the Agreement.

“COMPANY”

GEORGIA POWER COMPANY

By:	/s/W. Paul Bowers

Its:	President & CEO

Date:	April 1, 2013

“EMPLOYEE”

RONNIE R. LABRATO

/s/Ronnie R. Labrato

Date:	April 1, 2013